On September 27, 2011, the Board of Trustees of Mairs and Power Funds Trust (the "Trust") approved a proposed Agreement and Plan of Reorganization (the “Plan”). Effective December 31, 2011, pursuant to the Plan, Mairs and Power Growth Fund, the sole then-existing series of Mairs and Power Growth Fund, Inc. (a Minnesota corporation registered under the 1940 Act), and Mairs and Power Balanced Fund, the sole then-existing series of Mairs and Power Balanced Fund, Inc. (a Minnesota corporation registered under the 1940 Act) were each reorganized into a corresponding newly formed series of the Trust.

The series of the Trust into which the series of Mairs and Power Growth Fund, Inc. and Mairs and Power Balanced Fund, Inc. reorganized pursuant to the Plan were formed solely to acquire the assets and liabilities of the Funds in a tax-free reorganization. As a tax-free reorganization, any unrealized appreciation or depreciation on the securities on the date of the reorganization was treated as a non-taxable event, thus the cost basis of the securities held reflect their historical cost basis as of the date of transfer.